Exhibit 10.2
OMNI CAPITAL CORPORATION

119 West 72nd Street — Suite 283	33 West Main Street — POB 390
New York, NY 10023	Oyster Bay, NY 11771

Mr. Matthew J. Pfeffer	August 10, 2010
Chief Financial Officer
MannKind Corporation
28903 North Avenue Paine
Valencia, CA 91355
     This letter (the “Agreement”) sets forth the terms by which MannKind Corporation (the "Company”) retains Omni Capital Corporation (“Omni”) as a non-exclusive financial advisor for the purposes of seeking funding for the Company from Seaside 88, LP (the “Investor”).
     1. The Advisory. Omni hereby agrees to assist the Company on a non-exclusive basis in seeking capital by making an introduction to the Investor to determine whether the Company and the Investor desire to enter into that certain common stock purchase agreement (the “SPA”) dated of even date herewith, as well as any substantially similar stock purchase agreement with the Investor that replaces the SPA if such SPA is terminated early or that succeeds the SPA upon its expiry, provided such replacement or renewal takes place within two years of the date hereof (collectively, the “SPA Deal”).
     2. Compensation. In consideration of Omni’s services, the Company hereby agrees to pay to Omni upon closing of each transaction with the Investor a fee equal to one percent (1.0%) of the aggregate value of all cash received by the Company in connection with the sale of shares of its common stock to the Investor (the “Fee”); provided, however, that Omni shall not be entitled to a Fee or any fee with respect to any sale by the Company of shares of its common stock or any other securities to the Investor that is not part of the SPA Deal. Each Fee is payable on receipt of funds by the Company and is to be paid by the company to Omni by the tenth day following the month in which such funds are received. Each Fee shall be based upon the amount of that particular investment alone. The Company’s obligation to pay Fees in accordance with this Paragraph 2 shall survive the expiration but not the early termination of this Agreement pursuant to Paragraph 3. Omni agrees to pay its own expenses.
     3. Termination. The Agreement shall be for a period of ten (10) weeks from the date of execution of the SPA; provided, that if the Investor and the Company do not enter into such SPA by August 31, 2010, this Agreement shall terminate on August 31, 2010. In the event that this Agreement terminates on August 31, 2010, Omni will be entitled to the Fees set forth in Section 2 (above) of the Agreement (“Compensation”) with respect to any financing transaction (whether equity, debt, or a combination) in which the Investor provides funding to the Company, provided that the transaction is consummated within six months following the termination of the Agreement.
     4. Due Authorization. Each of the parties represents that it is duly authorized to execute and perform this Agreement.
     5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same agreement.

Omni Capital Corporation — Engagement Letter — p2
     6. Indemnification. Each of the parties will indemnify and hold harmless the other, and each employee, officer, director, partner and controlling person of the other, for any loss, claim, damage expense or liability arising out of such indemnifying party’s breach of any provision of this Agreement or violation or alleged violation of any law or regulation. Company may not offset payments due to Omni without Omni’s consent or without the determination of the arbitration panel described below.
     7. Arbitration. Any dispute between the parties hereto shall be subject to binding arbitration before a three arbitrator panel in accordance with the rules of the American Arbitration Association. Prior to the selection of the arbitrators of the binding arbitration, the parties shall first attempt non-binding mediation before a mediator selected by said Association. In the event the mediator makes a determination and only one of the parties refuses to accept said determination, then the refusing party shall be responsible for all arbitration and attorney’s fees of the other party should the refusing party receive a less favorable result from the binding arbitration, subject however to the discretion of the arbitrators to reallocate these costs if cause is so found by the arbitrators.
     8. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York governing contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.
     9. Successors. This Agreement is made solely for the benefit of, and shall be binding upon, Omni and Company and their respective successors and assigns and no other person shall acquire or have any right by virtue of this Agreement.
     10. Miscellaneous. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings, and agreements between the parties. Neither this Agreement nor its substance shall be disclosed except to those who agree to maintain such confidentiality or where the same is required by law; provided, that Omni acknowledges and agrees that the Company is entitled to file this Agreement as an exhibit with the Securities and Exchange Commission and describe this Agreement and its substance in its filings with the Securities and Exchange Commission and in any press release relating to the sale of Company shares to the Investor. This Agreement may not be amended, nor may any of its provisions be waived, except by written agreement signed by both parties. This Agreement shall be binding upon and inure to the benefit of any successors and assigns of the Company and Omni.
[Signature page follows]

Omni Capital Corporation — Engagement Letter — p3

Very truly yours,

Omni Capital Corporation

Robert Darbee
By:	President, August 10, 2010	Signature:	/s/ Robert Darbee

(print name, title and date)

Accepted and Agreed to:

MannKind Corporation

Matthew J. Pfeffer
Chief Financial Officer
By:	August, 10, 2010	Signature:	/s/ Matthew J. Pfeffer

(print name, title, date)